As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reading International, Inc.
(Exact name of registrant as specified in its charter)
Nevada	95-3885184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5995 Sepulveda Blvd., Suite 300, Culver City, California	90230
(Address of Principal Executive Offices)	(Zip Code)

Reading International, Inc. 2020 Stock Incentive Plan
(Full title of the plan)

S. Craig Tompkins General Counsel Reading International, Inc. 5995 Sepulveda Blvd., Suite 300 Culver City, California 90230
(Name and address telephone number of agent for service)

(213) 235-2240
(Telephone number, including area code, of agent for service)

Copies to:
Michael J. Bonner John C. Jeppsen Greenberg Traurig, LLP 10845 Griffith Peak Drive, Suite 600 Las Vegas, Nevada 89135 (702) 792-3773

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller-reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of registration fee(3)
Class A Nonvoting Common Stock, $0.01 par value	2,121,296 shares	$6.00	$12,727,776.00	$1,388.60
Class A Nonvoting Common Stock, $0.01 par value, currently subject to options under the Reading International, Inc. 2020 Stock Incentive Plan	38,803 shares	$4.66	$180,821.98	$19.73
Class A Nonvoting Common Stock, $0.01 par value, currently subject to restricted stock units under the Reading International, Inc. 2020 Stock Incentive Plan	114,803 shares	$6.00	$688,818.00	$75.15
Class B Voting Common Stock, $0.01 par value	200,000 shares	$20.00	$4,000,000.00	$436.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers, in addition to the number of shares stated above, an indeterminate number of additional shares of Class A Nonvoting Common Stock, $0.01 par value (“Class A Stock”) and of Class B Voting Common Stock, $0.01 par value (“Class B Stock” and together with the Class A Stock, the “Common Stock”) of the Registrant which may become issuable under the Reading International, Inc. 2020 Stock Incentive Plan (the “Plan”) in connection with certain corporate transactions or events, including any recapitalization, reorganization, merger, consolidation, spin-off, stock dividend, stock split, or any other similar transaction effected which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Calculated solely for the purpose of computing the registration fee as follows: (i) with respect to the 38,803 shares of Class A Stock issuable under stock options granted under the Plan, under Rule 457(h) on the basis of the weighted average exercise price ($4.66) of the outstanding options; (ii) with respect to the 114,803 shares of Class A Stock issuable under restricted stock units awarded under the Plan, under Rule 457(c) on the basis of the average of the high ($6.15) and low ($5.85) sales prices per share of Class A Stock as reported on The NASDAQ Capital Market on March 25, 2021; (iii) with respect to the 2,121,296 authorized and unissued shares of Class A Stock under the Plan, under Rule 457(c) on the basis of the average of the high ($6.15) and low ($5.85) sales prices per share of Class A Stock as reported on The NASDAQ Capital Market on March 25, 2021; and (iv) with respect to the 200,000 authorized and unissued shares of Class B Stock under the Plan, under Rule 457(c) on the basis of the average of the high ($20.00) and low ($20.00) sales prices per share of Class B Stock on The NASDAQ Capital Market on March 25, 2021.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Reading International, Inc. (the “Corporation”) to register (i) 2,274,902 shares of Class A Stock; and (ii) 200,000 shares Class B Stock, issuable under the Reading International, Inc.’s 2020 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE NEW SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of Reading International, Inc.’s 2020 Stock Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, which have previously been filed by the Corporation with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021, which contains the Corporation’s audited financial statements for the Corporation’s latest fiscal year for which such statements have been filed; and

(b)

The description of the Common Stock set forth under the caption "Description of Registrant's Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934" in Exhibit 4.1 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2020 (file no. 1-8625), together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents. The Corporation’s Exchange Act file number with the Commission is 1-8625. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers

Nevada law permits a Nevada corporation, such as the Corporation, to indemnify its directors and officers in certain circumstances. Specifically, Section 78.7502 of the Nevada Revised Statutes provides as follows:

(1)A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

(2)A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of Nevada Revised Statutes 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by: (a) The stockholders; (b) The board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) Independent legal counsel, in a written opinion, if: (1) A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.”

These provisions are not exclusive and permit the indemnification of such persons as may also be provided in a corporation’s articles of incorporation, bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. Article VII of the Company’s bylaws provides for the indemnification of the Company’s officers, directors, employees and agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes

The Corporation’s bylaws also provide that it will advance expenses (including attorneys’ fees) incurred by an officer, director employee or agent defending an action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer, director, employee or agent to repay such amount if that officer, director, employee or agent is ultimately determined by a court of competent jurisdiction to not be entitled to indemnification.

The Corporation has entered into separate indemnification agreements with certain of its current and former directors and officers. The indemnification agreements provide generally that the Corporation will indemnify and advance expenses to the fullest extent permitted by the laws of the State of Nevada. Each director and officer party to an indemnification agreement is entitled to be indemnified against all expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes and amounts paid or payable in settlement actually and reasonably paid or incurred.

In addition, the Corporation maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.    Exhibits

Exhibit No.	Description

4.1*

Reading International, Inc. Amended and Restated Articles of Incorporation, effective as of August 6, 2014 (incorporated by reference to Exhibit 3.1 of Reading’s Annual Report on Form 10-K (file no. 1-8625) for the year ended December 31, 2015, as filed on April 29, 2016).

4.2*

Reading International, Inc. Amended and Restated Bylaws, effective as of November 7, 2017 (incorporated by reference to Exhibit 3.2 of Reading’s Annual Report on Form 10-K (file no. 1-8625) for the year ended December 31, 2017, as filed on March 16, 2018).

5.1	Opinion of Greenberg Traurig, LLP.
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included in signature page hereto).
99.1	Reading International, Inc. 2020 Stock Incentive Plan (incorporated by reference to Appendix A of Reading’s Proxy Statement filed on November 6, 2020).

* Incorporated by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Reading International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Culver City, California, on March 31, 2021.

Reading International, Inc.

By:	/s/ Gilbert Avanes
Gilbert Avanes
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Gilbert Avanes and Ellen M. Cotter, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ellen M. Cotter	President, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2021
Ellen M. Cotter
/s/ Gilbert Avanes	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 31, 2021
Gilbert Avanes
/s/ Steve Lucas	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 31, 2021
Steve Lucas
/s/ Margaret Cotter	Chairman of the Board and Director	March 31, 2021
Margaret Cotter
/s/ Guy W. Adams	Director	March 31, 2021
Guy W. Adams
/s/ Edward L. Kane	Director	March 31, 2021
Edward L. Kane
/s/ Douglas J. McEachern	Director	March 31, 2021
Douglas J. McEachern
/s/ Dr. Judy Codding	Director	March 31, 2021
Dr. Judy Codding
/s/ Michael Wrotniak	Director	March 31, 2021
Michael Wrotniak